Exhibit 10.30

EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of December 22, 2018 (the “Effective Date”), by and between Richard F. Dauch (the “the Executive”) and Delphi Powertrain Systems LLC (“Delphi Powertrain Systems), and, for the specific purposes described herein, Delphi Technologies PLC (the “Company”).
WITNESSETH THAT:
WHEREAS, Delphi Powertrain Systems desires to employ the Executive from and after the Employment Commencement Date (as defined below) and the Executive desires to perform services for, and to be employed by, Delphi Powertrain Systems in such capacity, all on the terms and conditions set forth herein;
NOW, THEREFORE, in consideration of the mutual promises, covenants and conditions set forth in this Agreement, Delphi Powertrain Systems, the Company and the Executive agree as follows:
1.Term. Subject to the terms and conditions of this Agreement, Delphi Powertrain Systems hereby agrees to employ the Executive for the Agreement Term (as defined below), and the Executive hereby agrees to remain in the employ of Delphi Powertrain Systems and to provide services during the “Agreement Term” which shall be the period beginning on January 7, 2019 (the “Employment Commencement Date”) and ending on the date that this Agreement is terminated in accordance with Section 4 hereof.
2.    Performance of Services. The Executive’s employment during the Agreement Term shall be subject to the following:
(a)Positions. During the Agreement Term, while the Executive is employed by Delphi Powertrain Systems, the Executive shall be seconded to the Company, shall serve as the Chief Executive Officer of the Company, and shall devote his full time, energies and talents to performing duties for the Company as directed by the Board of Directors of the Company (the “Board”) or its designee. As of the Employment Commencement Date, the Executive shall also be appointed to the Board and the Executive agrees to serve in such capacity as requested by the Company and without additional compensation.
(b)Performance of Duties. The Executive agrees that he shall perform his duties faithfully and efficiently and to the best of his abilities, subject to the directions of the Board or its designee. The Executive’s duties may include providing services for both the Company and its affiliates. The Executive shall have such authority, power, responsibilities and duties as are inherent in his positions (and the undertakings applicable to his positions) as in effect from time to time and necessary to carry out his responsibilities and the duties required of him hereunder. The Executive shall be permitted to perform services from the [Company] office located in Kokomo, Indiana (the “U.S. Office Location”) subject to required travel to the Company’s principal corporate office as required for the performance of his duties hereunder. In

Exhibit 10.30

the event that the Company’s principal corporate office is relocated to the United States, the Board may require the Executive to relocate to a location in reasonable proximity to the United States principal corporate office and to perform his services primarily from such location.
(c)Outside Activities. Notwithstanding the foregoing provisions of this Section 2, during the Agreement Term, the Executive may devote reasonable time to the supervision of his personal investments and activities involving professional, charitable, community, educational, religious and similar types of organizations, speaking engagements, membership on the boards of directors of other organizations, and similar types of activities, to the extent that such other activities do not, in the judgment of the Board, interfere with the performance of the Executive’s duties under this Agreement, violate the terms of this Agreement or otherwise conflict in any material way with the business of the Company or any of its affiliates; provided, however, that the Executive shall not serve on the board of any business, or hold any other position with any business, without the prior consent of the Board and, in no event, shall the Executive serve on the board of more than one for profit business
3.    Compensation. Subject to the terms of this Agreement, during the Agreement Term, while the Executive is employed by Delphi Powertrain Systems, the Executive shall be compensated for his services as follows:
(a)Base Salary. For each twelve (12)-consecutive month period of the Agreement Term the Executive’s annual rate of “Base Salary” shall be equal to $1,100,000. The Executive’s Base Salary shall be payable in installments in the same manner as salary is paid to similarly-situated employees of Delphi Powertrain Systems. The Executive’s rate of Base Salary shall be reviewed from time to time in accordance with normal business practices with any changes to be approved by the Board.
(b)Annual Incentive. Bonus. For each calendar year during the Agreement Term, the Executive shall be eligible to participate in the Company’s annual incentive plan (the “Annual Incentive Plan”). The amount of the annual incentive payable to the Executive for any calendar year under the Annual Incentive Plan (the “Annual Bonus”) shall be based upon the achievement of applicable performance targets and individual performance, all as determined by the Human Resources Compensation Committee of the Board (the “Compensation Committee”). Without limiting the generality of the foregoing, the Executive’s target Annual Bonus for the 2019 calendar year shall be equal to one hundred percent (125%) of the Executive’s Base Salary and the maximum Annual Bonus payable for the calendar year is two hundred percent (200%) of the target Annual Bonus. For the 2019 calendar year, the key performance criteria upon which the Annual Bonus are expected to be based are Net Income (50%) and Cash Flow Before Financing (50%). The Annual Bonus for any calendar year may be prorated for a partial year; provided, however, that the Annual Bonus for calendar year 2019 will not be subject to proration solely because the Agreement Term does not begin on January 1, 2019. Payment of the Annual Bonus and all terms and conditions thereof are subject to the terms of the Annual Incentive Plan.
(c)Long-Term Incentive Compensation.

Exhibit 10.30

(i)    As of the Employment Commencement Date and as an inducement for the Executive to accept employment in accordance with the terms of this Agreement, the Executive shall be granted a non-qualified stock option (the “Inducement Stock Option”) with an approximate value of $5,000,000 (determined under the Black-Sholes method). The exercise price of the Inducement Stock Option shall be equal to the average of the high and low trading price of a share of the Company’s shares on the Employment Commencement Date and the Inducement Stock Option will vest ratably over five years on the anniversary of the Employment Commencement Date, subject to the terms in the stock option agreement attached hereto as Exhibit A.
(ii)    For each year during the Agreement Term, the Executive shall be eligible to participate in the Delphi Technologies PLC Long-Term Incentive Plan (or successor plan, the “Incentive Plan”). The annual target award under the Incentive Plan shall be denominated in Company shares and, for any year, may consist of such forms of awards as may be permitted under the terms of the Incentive Plan as determined by the Compensation Committee in its sole discretion. Notwithstanding the foregoing, the value of the Executive’s annual target award for the 2019 calendar year (and the performance period 2019-2021) shall be $5,500,000 and is expected to consist of (A) 33% percent in the form of time-vested restricted stock units that vest annually over three years, and (B) 67% in the form of performance restricted stock units tied to the Company performance with the key metrics being Return on Invested Capital (ROIC) (50%) and Relative Total Shareholder Return (50%). All awards under the Incentive Plan shall be evidenced by an award agreement setting forth the terms and conditions of the applicable award. As a condition of receiving a long-term incentive award grant for 2019, the Executive shall be required to execute a confidentiality and non-interference agreement that shall be provided to the Executive for execution at the time of the initial grant under the Incentive Plan in the form attached hereto as Exhibit B.
(d)Expenses. The Executive is authorized to incur reasonable expenses for entertainment, travel, meals, lodging and similar items in promoting the business of the Company and its affiliates, including transportation from the U.S. Office Location to London (or other applicable locations) for businesses purposes, as provided in the Company’s business expense policy. For a period of up to twelve (12) months after the Employment Commencement Date, while the Executive is on business in London, the Executive be provided with the use of an apartment or other appropriate accommodations or shall be provided with reasonable financial assistance for such accommodations. The Company will pay all associated taxes with the temporary living benefit.
(e)Benefits and Perquisites.
(i)    The Executive shall be eligible to participate in employee benefit plans, programs and arrangements, to the extent and on substantially the same terms as those benefits are provided from time to time to similarly-situated senior management employees whose principal place of employment is the United States, including vacation programs, fringe benefit programs, retirement plans, and welfare plans, subject in all cases

Exhibit 10.30

to the eligibility requirements thereof, and the Delphi Technologies PLC Executive Change in Control Severance Plan (“Executive CIC Severance Plan”). The Executive will not be entitled to benefits under the Delphi Technologies PLC Executive Severance Plan (the “Executive Severance Plan”). Notwithstanding anything in the Executive CIC Severance Plan to the contrary, if a Change in Control (as defined in the Executive CIC Severance Plan) occurs as a result of a transaction between the Company and American Axle & Manufacturing, Inc. (or any of its affiliates), the Executive will not be entitled to receive benefits under the Executive CIC Severance Plan as a result of or in connection with such transaction and, by entering into this Agreement, the Executive hereby waives any and all rights he may otherwise have under the Executive CIC Severance Plan under such circumstances. Without limiting the generality of the foregoing, the Executive shall be entitled to twenty (20) days of paid vacation and five (5) designated time off days for each calendar year during the Agreement Term (prorated for any partial year).
(ii)    The Executive shall receive a one-time perquisite allowance of $40,000 to be paid within thirty days of hire to assist with the Executive’s transition to the company.
(iii)    In the event that the Company’s principal corporate office is relocated, the Executive shall be entitled to relocation benefits under the Company’s relocation program to the extent relocation from the U.S. Office Location shall be required at that time.
(iv)    The Executive shall be subject to the provisions of the Company’s tax equalization policy for employees seconded from the United States to the United Kingdom. The Executive shall be notified and subject to revisions of the policy that may be issued during his secondment. The tax equalization policy is designed to assure that the Executive does not incur additional tax liability as a result of his secondment in excess of the tax liability that he would have incurred in the United States had he not been seconded. During the course of the Executive’s secondment, a hypothetical tax shall be computed and withheld from the Executive’s monthly Base Salary, which is an approximation of his annual tax liability on his base income had his principal work location remained in the State of Indiana, United States. The Executive’s long-term incentive compensation and Inducement Grant (collectively, “Stock Compensation”) is also subject to the hypothetical tax. If the Executive receives any commissions, bonuses or incentives in addition to Base Salary and Stock Compensation, they are also subject to the hypothetical tax. The final hypothetical tax shall be calculated by an accounting program as the Executive’s tax return is finalized each year, which determines the Executive’s final actual income tax obligation for the year. The Company shall be responsible for home and/or seconded country taxes greater than the final hypothetical tax, which was incurred as a result of the Executive’s secondment. The settlement of taxes is subject to final review of any taxes paid on the Executive’s behalf or advances provide to the Executive as part of a tax settlement. However, because the Company is undertaking the obligation to pay the Executive’s taxes in excess of his hypothetical tax under its tax equalization policy, the amount of any secondment country tax refunds received by the

Exhibit 10.30

Executive and final hypothetical tax settlement due from the Executive must be paid to the Company.
(v)    The Executive will be provided, at no cost to him, the services of KPMG to prepare his home and/or seconded country tax returns.
4.    Termination. Delphi Powertrain Systems (or the Company on behalf of Delphi Powertrain Systems) or the Executive may terminate the Agreement Term and the Executive’s employment hereunder at any time for any reason or no reason without any breach of this Agreement by providing the other party with at least six months advance written notice; provided, however, that no advance notice is required for a termination by the Company for Cause (within the meaning of the Executive Severance Plan) and any termination by the Executive for Good Reason (as defined in paragraph 5(d)) shall be subject to notice as described in paragraph 5(d). The date on which the Executive’s employment with Delphi Powertrain Systems and its affiliates is terminated is referred to herein as the “Termination Date”.
5.    Rights Upon Termination. The Executive shall be entitled to the following payments and benefits if the Executive’s Termination Date occurs during the Agreement Term:
(a)    If the Executive’s Termination Date occurs for any reason during the Agreement Term, including termination of the Agreement Term as described in Section 1, the Executive will be entitled to the following payments and benefits: (i) the Executive’s earned but unpaid Base Salary for the period ending on the Termination Date, payable within thirty (30) days following the Termination Date (or such earlier date required by applicable law); (ii) payment for unused vacation days, as determined in accordance with the applicable vacation policy as in effect from time to time, payable within thirty (30) days following the Termination Date (or such earlier date required by applicable law); (iii) any other payments or benefits to be provided to the Executive by Delphi Powertrain Systems or the Company pursuant to any employee benefit plans or arrangements, to the extent such amounts are due from Delphi Powertrain Systems or the Company, as applicable; and (iv) any unreimbursed business expenses payable pursuant to Section 3 for the period ending on such termination.
(b)    If the Executive’s Termination Date occurs during the Agreement Term due to a Qualifying Termination (as defined below), the Executive will be entitled to the following payments and benefits: (i) a cash payment (the “Cash Severance Payment”) equal to (A) the sum of (I) the Base Salary plus (II) the target Annual Bonus for the year in which the Termination Date occurs, (B) divided by twelve (12), and (C) multiplied by eighteen (18); and (ii) a prorated portion of the Executive’s long-term incentive awards under the Incentive Plan that are outstanding as of the Termination Date determined (A) in the case of time-vested awards, by (I) multiplying the total number of shares subject to the outstanding award by a fraction, the numerator of which is number of months in the vesting period elapsed prior to the Termination Date and the denominator of which is the total number of months in the vesting period, and (II) subtracting from the number of shares determined under clause (I), the total number of shares that had vested prior to the Termination Date in accordance with the terms of the award, and (B) in the case of performance-based awards, by multiplying the number of shares subject to the outstanding award (assuming performance at the target level of performance) by a fraction, the

Exhibit 10.30

numerator of which is the number of months in the performance period elapsed prior to the Termination Date and the denominator of which is the total number of months in the performance period. The Cash Severance Payment will be paid in a lump sum on the Payment Date and the long-term incentive awards will be settled on the Payment Date, provided, in each case, that the Release Requirements are satisfied (as described in paragraph 5(e)) as of the Payment Date. If the Release Requirements are not satisfied as of the Payment Date, the Executive will not be entitled to any payments or benefits pursuant to this paragraph 5(b).
(c)    The Executive will be entitled to severance benefits, if any, as a result of his Termination Date if and to the extent provided in the CIC Executive Severance Plan, or successor thereto; provided, however, that if the Executive is entitled to benefits under the CIC Executive Severance Plan, he will not be entitled to payments or benefits pursuant to paragraph 5(b).
(d)    For purposes of paragraph 5(b), the term “Qualifying Termination” means (i) termination of the Executive’s employment by the Company without Cause (as defined in the Executive Severance Plan and other than by reason of death or disability) or (ii) a termination of the Executive’s employment by the Executive for Good Reason (as defined in the Executive Severance Plan). The Executive’s termination of employment for Good Reason shall not be effective unless the Executive provides notice to the Company of the existence of a condition constituting Good Reason within sixty (60) days of the initial existence of the condition, upon the notice of which the Company will have a period of thirty (30) days during which it may remedy the condition before the condition will constitute Good Reason and, if such condition is not remedied, the Executive’s Termination Date will occur at the expiration of such thirty (30) day period.
(e)    The “Release Requirements” will be satisfied on a date if, as of such date, (i) the Executive has executed a general release of claims provided by the Company (the “Release”), (ii) the revocation period relating to the Release has expired, and (iii) the Release is effective and has not been revoked.
Nothing in this Agreement shall be construed as requiring the Executive to be treated as employed by Delphi Powertrain Systems or its affiliates for purposes of any employee benefit plan or arrangement following the Termination Date. In no event shall the Executive be entitled to duplicate benefits under this Agreement and any benefit plan of the Company or any of its affiliates.
6.    Mitigation; No Offset. The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment.
7.    Assistance with Claims. The Executive agrees that, during the Agreement Term and continuing for a reasonable period after the Executive’s termination of employment, the Executive will assist the Company and its affiliates in defense of any claims that may be made against the Company or any of its affiliates, and will assist the Company and its affiliates in the prosecution of any claims that may be made by the Company or any of its affiliates, to the extent that such claims may relate to services performed by the Executive for the Company or any of its

Exhibit 10.30

affiliates. The Executive agrees to promptly inform the Company if he becomes aware of any lawsuits involving such claims that may be filed against the Company or any of its affiliates. The Company agrees to provide legal counsel to the Executive in connection with such assistance (to the extent legally permitted), and to reimburse the Executive for all of the Executive’s reasonable out-of-pocket expenses associated with such assistance, including travel expenses and reasonable legal expenses. The Executive shall choose his legal counsel in his reasonable sole discretion. For periods after the Executive’s employment with the Company terminates, the Company agrees to provide reasonable compensation to the Executive for such assistance. The Executive also agrees to promptly inform the Company if he is asked to assist in any investigation of the Company or any of its affiliates (or their actions) that may relate to services performed by the Executive for the Company or its affiliates, regardless of whether a lawsuit has then been filed against the Company or its affiliates with respect to such investigation.
8.    Nonalienation. Except as otherwise required by law, the interests of the Executive under this Agreement are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Executive or the Executive’s beneficiary.
9.    Withholding. All payments and benefits under this Agreement are subject to withholding of all applicable taxes.
10.    Applicable Law. The provisions of this Agreement shall be construed in accordance with the laws of the State of Michigan, without regard to the conflict of law provisions of any state.
11.    Severability. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, and this Agreement shall be construed as if such invalid or unenforceable provision were omitted (but only to the extent that such provision cannot be appropriately reformed or modified).
12.    Waiver of Breach. No waiver by any party hereto of a breach of any provision of this Agreement by any other party, or of compliance with any condition or provision of this Agreement to be performed by such other party, will operate or be construed as a waiver of any subsequent breach by such other party of any similar or dissimilar provisions and conditions at the same or any prior or subsequent time. The failure of any party hereto to take any action by reason of such breach will not deprive such party of the right to take action at any time while such breach continues.
13.    Successors. This Agreement shall be binding upon, and inure to the benefit of, Delphi Powertrain Systems, the Company and their respective successors and assigns and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the asset of Delphi Powertrain Systems or the Company and, to the extent applicable, any successor will be substituted for Delphi Powertrain Systems and/or the Company hereunder.

Exhibit 10.30

14.    Notices. Any written notice required pursuant to this Agreement shall be provided to the applicable party entitled to such notice at, in the case of the Executive, his home address on file with the Company, and, in the case of Delphi Powertrain Systems or the Company, at their principal corporate office. Each party, by written notice furnished to the other party, may modify the applicable delivery address, except that notice of change of address shall be effective only upon receipt.
15.    Payment of Reimbursable Expenses. Any reimbursement payable to the Executive pursuant to this Agreement shall be conditioned on the submission by the Executive of all expense reports reasonably required under any applicable expense reimbursement policy, and shall be paid to the Executive no later than the last day of the calendar year following the calendar year in which the Executive incurred the reimbursable expense. Any amount of expenses eligible for reimbursement during a calendar year shall not affect the expenses eligibility for reimbursement during any other calendar year. The right to reimbursement pursuant to this Agreement shall not be subject to liquidation or exchange for any other benefit.
16.    Survival of Agreement. Except as otherwise expressly provided in this Agreement, the rights and obligations of the parties to this Agreement shall survive the termination of the Executive’s employment.
17.    Amendment. This Agreement may be amended or cancelled only by mutual agreement of the parties in writing without the consent of any other person. So long as the Executive lives, no person, other than the parties hereto, shall have any rights under or interest in this Agreement or the subject matter hereof. In the event of the Executive’s death prior to the date that the Executive receives payment of all amounts due and payable to the Executive under this Agreement, such amounts shall be paid to the Executive’s estate. Without limiting the generality of the foregoing, it is the intent of the parties that all payments hereunder comply with the requirements of section 409A of Internal Revenue Code of 1986, as amended (the “Code”) and applicable guidance issued thereunder and that this Agreement shall be interpreted in accordance with such intent.
18.    Entire Agreement. Except as otherwise noted herein or in any separation agreement subsequently entered into by the Executive and Delphi Powertrain Systems, the Company or any of their affiliates this Agreement constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all prior and contemporaneous agreements between the parties relating to the subject matter hereof.
19.    Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed to be an original but both of which together will constitute one and the same instrument. One or more counterparts of this Agreement may be delivered by facsimile, with the intention that delivery by such means shall have the same effect as delivery of an original counterpart thereof.
20.    Special 409A Provisions. Notwithstanding any other provision of this Agreement to the contrary, if any payment or benefit hereunder is subject to section 409A of the Code and if such payment is to be paid on account of the Executive’s separation from service (within the

Exhibit 10.30

meaning of section 409A of the Code), if the Executive is a specified employee (within the meaning of section 409A(a)(2)(B) of the Code), and if any such payment or benefit is required to be made prior to the first day of the seventh (7th) month following the Executive’s separation from service, such payment or provision of benefit shall be delayed until the first (1st) day of the seventh (7th) month following the Executive’s separation from service. To the extent that any payments or benefits under this Agreement are subject to section 409A of the Code and are paid or provided on account of the Executive’s termination of employment or the Termination Date, the determination as to whether the Executive has had a termination of employment (or separation from service) shall be made in accordance with section 409A of the Code and the guidance issued thereunder without application of any alternative levels of reductions of bona fide services permitted thereunder. Any delayed payment shall be made without liability for interest or other loss of investment opportunity. Any installment payment to be made hereunder shall be treated as a separate payment for purposes of section 409A.
IN WITNESS THEREOF, the Executive has hereunto set his hand, and Delphi Powertrain Systems and the Company have each caused these presents to be executed in its name and on its behalf, all as of the date first above written.
DELPHI POWERTRAIN SYSTEMS, LLC
BY: /s/ James D. Harrington
ITS: Senior Vice President, General Counsel, Secretary and Chief Compliance Officer
DELPHI TECHNOLOGIES PLC
BY: /s/ Michael J. P. Clarke
ITS: Senior Vice President and Chief Human Resources Officer
EXECUTIVE
/s/ Richard F. Dauch
Richard F. Dauch

Exhibit 10.30

EXHIBIT A
NONQUALIFIED STOCK OPTION INDUCEMENT AGREEMENT

This Nonqualified Stock Option Inducement Agreement (the “Agreement”) is made effective as of January 7, 2019 (the “Grant Date”) by and between Delphi Technologies PLC (the “Company”), and Richard F. Dauch (the “Optionee”).
WHEREAS, as an inducement for the Optionee to accept employment with the Company and its affiliates and to perform services for the Company as its Chief Executive Officer, the Company agreed to grant to the Optionee a nonqualified stock option and this Agreement sets forth the terms and conditions of such nonqualified stock option that is being granted as an inducement to the Optionee;
NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Optionee hereby agree as follows:
1.Administration/Interpretation of Agreement. This Agreement and the Option evidenced hereby will be administered by the Compensation and Human Resources Committee (the “Committee”) of the Board of Directors of the Company. Any interpretation of this Agreement by the Committee and any decision made by it with respect to the Option or this Agreement is final and binding on all persons.
2.Grant of Option. Subject to the terms and conditions of this Agreement, on the Grant Date, the Company hereby grants to the Optionee an option (the “Option”) to purchase _____ ordinary shares of the Company (the “Option Shares”), at an “Exercise Price” of $_____, subject to any adjustments provided for in this Agreement. The Option shall constitute a nonqualified stock option and is not intended to be an incentive stock option subject to section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).
3.Vesting/Exercisability.
(a)    Twenty percent (20%) of the Option Shares subject to the Option shall become vested upon each of the first, second, third, fourth and fifth anniversaries of the Grant Date (each such date a “Vesting Date”), subject to the Optionee’s continued employment with the Company and its affiliates on the applicable Vesting Date.
(b)    No portion of the Option shall vest after the date on which the Optionee’s employment with the Company and its affiliates terminates (the “Employment Termination Date”) and any unvested portion of the Option shall be forfeited effective as of the Employment Termination Date. Notwithstanding the foregoing, in the event that the Optionee’s Employment Termination Date occurs by reason of death, Disability (as

Exhibit 10.30

defined below), termination by the Company without cause, or termination by the Optionee for Good Reason (as defined below), the Option shall become fully vested upon the Employment Termination Date. For purposes of this Agreement, the term “Disability” means (i) a permanent and total disability that entitles the Optionee to disability income payments under any long-term disability policy provided by the Company under which the Optionee is covered, as such plan or policy is then in effect or (ii) if the Optionee is not covered under a long-term disability plan or policy provided by the Company at such time for whatever reason, then a “permanent and total disability” as defined in Section 22(e)(3) of the Code and, in such case, the existence of any Disability will be certified by a physician acceptable to the Company. For purposes of this Agreement, the term “Good Reason” shall have the meaning specified in the Company’s Long-Term Incentive Plan as in effect on the Grant Date (the “Incentive Plan”).
(c)    No portion of the Option may be exercised unless it is vested in accordance with the provisions of this Agreement. No portion of the Option may be exercised after the Expiration Date of the Option (as described in Section 4).
4.Expiration. To the extent vested, the Option may be exercised prior to the Expiration Date. For purposes of this Agreement, the “Expiration Date” shall be the earliest of the following dates:
(a)    the tenth anniversary of the Grant Date;
(b)    if the Optionee’s Termination Date occurs on account of death or Disability, the one year anniversary of the Termination Date;
(c)    if the Optionee’s Termination Date occurs by reason of termination by the Company and its affiliates for Cause (as defined below), the Employment Termination Date; and
(d)    if the Optionee’s Employment Termination Date occurs for any other reason, the three (3) month anniversary of the Employment Termination Date.
For purposes of this Agreement, the term “Cause” shall have the meaning set forth in the Incentive Plan.
5.Manner of Exercise.
(a)    The Option may be exercised in respect of a whole number of Option Shares (and only in respect of a whole number) by written notice of exercise from the Optionee (or, in the event of his death, his estate or other beneficiary) to the Secretary of

Exhibit 10.30

the Company at the Company’s principal executive offices, which notice must be received prior to the Option’s Expiration Date. Subject to the following provisions, the full Exercise Price for Option Shares purchased upon the exercise of the Option shall be paid at the time of such exercise (except that, in the case of an exercise arrangement approved by the Company and described below, payment may be made as soon as practicable after the exercise).
(b)    Payment of the Exercise Price for the Option Shares in respect of which the Option is exercised shall be satisfied through the surrender of ordinary shares of the Company (“Shares”) to which the Optionee is otherwise entitled upon exercise of the Option (net withholding) unless the Optionee (or other person entitled to exercise) elects to pay such Exercise Price in cash or by tendering, by either actual delivery of Shares or by attestation, Shares acceptable to the Committee and valued at fair market value as of the day of exercise, or in any combination thereof; provided, however, that Shares may not be used to pay any portion of the Exercise Price unless the holder thereof has good title, free and clear of all liens and encumbrances.
(c)    The Optionee (or other person entitled to exercise) may also elect to pay the Exercise Price (and any applicable withholding taxes) upon the exercise of an Option by irrevocably authorizing a third party, approved by the Committee, to sell Shares (or a sufficient portion of the Shares) acquired upon exercise of the Option and remit to the Company a sufficient portion of the sale proceeds to pay the entire Exercise Price and any tax withholding resulting from such exercise.
Tax withholding obligations shall also be subject to Section 6 of this Agreement.
6.Withholding. This Option and all payments hereunder are subject to withholding of all applicable taxes. Any withholding obligations relating to this Option shall be satisfied through the surrender of Shares (or other amounts) to which the Optionee is otherwise entitled upon exercise of the Option (net withholding) unless the Optionee elects to satisfy such withholding as described in Section 4. Notwithstanding the foregoing, previously-owned Shares that have been held by the Optionee or Shares to which the Optionee is entitled under the Option may only be used to satisfy the minimum tax withholding required by applicable law (or other rates that will not have a negative accounting impact).
7.Adjustments/Change in Control.
(a)    In the event that, as a result of any dividend or other distribution (whether in the form of cash, Shares or other securities), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or

Exhibit 10.30

exchange of Shares or other securities of the Company, issuance of warrants or other rights to acquire Shares or other securities of the Company, issuance of Shares pursuant to the anti-dilution provisions of securities of the Company, or other similar corporate transaction or event affecting the Shares, or of changes in applicable laws, regulations or accounting principles, an adjustment is necessary in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Option, then the Committee shall, subject to the requirements of Section 409A of the Code, adjust equitably (a) the number and type of Shares (or other securities) subject to the Option, (b) the Exercise Price (or, if deemed appropriate, make a cash payment to the Optionee with respect to the Option).
(b)    Except as otherwise provided by the Committee, upon a Change in Control (as defined below), a merger or consolidation involving the Company or any other event with respect to which the Committee deems it appropriate, the Committee may cause the Option to be canceled in consideration of (i) the full acceleration of the Option and either (A) a period of at least ten (10) days prior to such Change in Control, merger, consolidation or other event to exercise the Option or (B) a payment in cash or other consideration to the Optionee in an amount equal to the Intrinsic Value (as defined below) of such Option (which may be equal to but not less than zero), which, if in excess of zero shall be payable upon the effective date of the Change in Control, merger, consolidation or other event, or (ii) a substitute award (which immediately upon grant shall have an Intrinsic Value equal to the Intrinsic Value of such Option and shall include terms and conditions not less favorable to the Optionee than the terms and conditions of the Option). For purposes of the foregoing, (A) the term “Change in Control” shall have the meaning as set forth in the Incentive Plan, and (B) the term “Intrinsic Value” shall mean (I) the excess, if any, of the price per Share or implied price per Share in the Change in Control over the Exercise Price, multiplied by (II) the number of Shares covered by the Option.
8.Data Protection. By receiving the grant of the Option, the Optionee consents to the holding and processing of personal information provided by the Optionee to the Company or any of its affiliates, trustee or third party service provider, for all purposes relating to the operation of the Option and this Agreement. These include, but are not limited to (a) administering and maintaining the Optionee’s records, (b) providing information to the Company, its affiliates, trustees of any employee benefit trust, registrars, brokers or third party administrators with respect to the Option (or the Shares subject to the Option), (c) providing information to future purchasers or merger partners of the Company or any of its affiliates, or the business in which the Optionee works, or (d) transferring information about the Optionee to any

Exhibit 10.30

country or territory that may not provide the same protection for the information as the Optionee’s home country.
9.Prohibition on Repricing. Except as provided in Section 7 or except for reductions in the Exercise Price of the Option approved by the Company’s shareholders, the Exercise Price for the Option may not be decreased after the Grant Date nor may the Option be surrendered to the Company as consideration for the grant of a replacement Option with a lower exercise price or another equity or equity-based award. Except as approved by the Company’s shareholders in no event shall the Option be surrendered to the Company (or any of its affiliates) in consideration for a cash payment if, at the time of such surrender, the Exercise Price of the Option is greater than the then current Fair Market Value of a Share.
10.Transferability. The Option may not be transferred, assigned or pledged (whether by operation of law or otherwise) other than by the laws of descent and distribution. The Option shall not be subject to execution, attachment or similar process.
11.No Employment Rights. Nothing in this Agreement shall be considered to confer on the Optionee any right to continue in the employ of the Company or any affiliate or to limit the right of the Company or any affiliate to terminate the Optionee’s employment.
12.No Stockholder Rights. The Optionee shall not have any rights as a stockholder of the Company in respect of any of the Option Shares unless and until Shares are issued to the Optionee following the exercise of the Option.
13.Governing Law. This Agreement shall be governed in accordance with the laws of the State of Michigan.
14.Successors. This Agreement shall, except as herein stated to the contrary, inure to the benefit of and bind the legal representatives, heirs, successors and assigns of the parties hereto.
15.Binding Effect. This Agreement shall be binding on the Company and the Optionee and on the Optionee’s heirs, legatees and legal representatives.
16.Amendment. This Agreement may not be changed or terminated orally but only by an agreement in writing signed by the party against whom enforcement of any such change or termination is sought.
IN WITNESS WHEREOF, this Agreement has been duly executed and delivered to be effective as of the Grant Date

Exhibit 10.30

DELPHI TECHNOLOGIES PLC

By:_________________________________
Its:_________________________________

OPTIONEE

____________________________________
Richard F. Dauch

EXHIBIT B
CONFIDENTIALITY AND NONINTERFERENCE AGREEMENT
In recognition of the critical role that you play as an executive with Delphi Technologies PLC and/or one of its direct or indirect subsidiaries or affiliates (collectively, “Delphi” or the “Company”), and as consideration for any and all awards to be granted to you under the Delphi Technologies PLC Long-Term Incentive Plan, as amended and restated (the “Plan”), and/or for other good and valuable consideration, you (“Employee” or “you”) agree to the terms and conditions of this Confidentiality and Noninterference Agreement (this “Agreement”) as follows:
1.Covenants.
(a)    You acknowledge and agree that: (i) as an executive, you have been and will be exposed to some of the most sensitive and confidential information possessed by or relating to Delphi, including strategic plans, marketing plans, information regarding long-term business opportunities and information regarding the development status of specific Company products, as well as extensive assessments of the competitive landscape of the industries in which the Company competes; and (ii) this information represents the product of the Company’s substantial investment in research and innovation, is critical to the Company’s competitive success, is disclosed to the Company’s executives only on a strictly confidential basis and is not made accessible to the public or to the Company’s competitors.
(b)    You further acknowledge and agree that: (i) the business in which the Company is engaged is intensely competitive and that your position and employment by Delphi has required, and will continue to require, that you have access to, and knowledge of, valuable and sensitive information relating to Delphi and its business, including, but not limited to, information relating to its products and product development, pricing, engineering and design specifications, trade secrets, customers, suppliers, unique and/or proprietary software and source code and marketing plans (collectively, “Confidential Information”); (ii) the direct or indirect disclosure of such Confidential Information would place the Company at a serious competitive disadvantage and would do serious damage, financial and otherwise, to the business of the Company and may constitute misappropriation and/or improper use of trade secrets in violation of applicable laws; (iii) you have been and will be given access to, and have been or will be able to develop relationships with, customers, suppliers and employees of the Company at the time and expense of the Company; and (iv) by your training, experience and expertise, your services to the Company are, and will continue to be, extraordinary, special and unique.
(c)    You acknowledge and agree that you will keep in strict confidence, and will not, directly or indirectly, at any time during or after your employment with Delphi, disclose, furnish, disseminate, make available or use Confidential Information of the Company or its customers or suppliers, without limitation as to when or how you may have acquired such information, other than in the proper performance of your duties to Delphi, unless and until such Confidential Information is or shall become general public knowledge through no fault of yours. You specifically acknowledge that all such information, whether written or oral, or in electronic format, or maintained

730815556 00638439

in your mind or memory and whether compiled by the Company, and/or you, derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from its disclosure or use, that reasonable efforts have been made by the Company to maintain the secrecy of such information, that such information is the sole property of the Company and that any retention and use of such information by you during or after your employment with Delphi (except in the course of performing your duties and obligations as an executive) shall constitute a misappropriation of the Company’s trade secrets. In the event that you are required by law to disclose any Confidential Information, you agree to give Delphi prompt advance written notice thereof and to provide Delphi with reasonable assistance in obtaining an order to protect the Confidential Information from public disclosure.
(d)    You acknowledge and agree that: (i) the Business (as defined below) is intensely competitive and conducted by Delphi throughout the world; and (ii) reasonable limits on your ability to engage in activities that are competitive with Delphi are warranted in order to, among other things, reasonably protect the Confidential Information of Delphi and Delphi’s reputation, customer relationships, goodwill and overall status in the marketplace for which Delphi has invested substantial time and resources. You acknowledge and agree that:
(i)    During your employment and for twelve (12) months after the termination of your employment by you or by Delphi for any reason, you will not directly or indirectly engage in Competition (as defined below) with Delphi; and
(ii)    During your employment and for twenty-four (24) months after the termination of your employment by you or by Delphi for any reason, you will not directly or indirectly:
(1)    Solicit for your benefit or the benefit of any other person or entity, business of the same or of a similar nature to the Business (as defined below) from any customer that is doing business with Delphi, provided that after termination of your employment, this restriction shall not apply to any entity that was not a customer of Delphi during the six (6) month period immediately preceding the termination of your employment;
(2)    Solicit for your benefit or the benefit of any other person or entity from any known potential customer of Delphi, business of the same or of a similar nature to the Business that has been the subject of a known written or oral bid, offer or proposal by Delphi, or of substantial preparation with a view to making such a bid, proposal or offer, provided that after termination of your employment, this restriction shall only apply to a potential customer if the bid, proposal or offer, or substantial preparation for making a bid, proposal or offer occurred during the six (6) month period immediately preceding the termination of your employment;
(3)    Otherwise interfere with the Business of Delphi, including, but not limited to, with respect to any relationship or agreement between Delphi and any supplier to Delphi during the period of your employment, provided that after termination of your employment, this restriction shall only apply to relationships or agreements in effect during the six (6) month period immediately preceding the termination of your employment; or

(4)    Solicit for your benefit or the benefit of any other person or entity, the employment or services of, or hire or engage, any individual who was known to be employed or engaged by Delphi during the period of your employment, provided that after the termination of your employment, this restriction shall only apply to individuals who were so employed or engaged during the six (6) month period immediately preceding the termination of your employment, and provided further, that this restriction will not prohibit solicitation or hiring of any individual whose employment was involuntarily terminated by Delphi, provided at the time of such solicitation or hiring you are not engaged in Competition with Delphi and no solicitation of such individual occurred while he or she was employed by Delphi.
2.    Definitions.
(a)    For purposes of this Agreement, “Competition” by you shall mean your engaging in, or otherwise directly or indirectly being employed by or acting as a consultant or lender to, or being a director, officer, employee, principal, agent, shareholder, member, owner or partner of, or permitting your name to be used in connection with the activities of any other business or organization anywhere in the world that competes, directly or indirectly, with Delphi in any portion of the Business to which you either: (a) were assigned during your employment (including any prospective business that was proposed as of the date of termination), or (b) had substantial exposure during your employment; provided, however, it shall not be a violation of this Agreement for you to become the registered or beneficial owner of up to five percent (5%) of any class of share of any entity in Competition with Delphi that is publicly traded on a recognized domestic or foreign securities exchange, provided that you do not otherwise participate in the business of such corporation.
(b)    For purposes of this Agreement, “Business” means the creation, development, manufacture, sale, promotion and distribution of components, integrated systems and modules, electronics and other products and services that Delphi engages in or is preparing to become engaged in at the time of your termination.
3.    Acknowledgements. You acknowledge that the Company would suffer irreparable harm if you fail to comply with Paragraph 1, and that the Company would be entitled to any appropriate relief, including money damages, equitable relief and attorneys’ fees. You further acknowledge that enforcement of the covenants in Paragraph 1 is necessary to ensure the protection and continuity of the business and goodwill of the Company and that, due to the proprietary nature of the business of the Company, the restrictions set forth in Paragraph 1 are reasonable as to geography, duration and scope.
4.    Awards. For purposes of the Plan and any awards thereunder (“Awards”), if you engage in conduct in breach of this Agreement prior to or at any time within the one (1) year period after you receive a payment pursuant to any Award, then such conduct shall be deemed to be a breach of the terms of such Award, justifying cancellation or rescission of any such Award, as applicable.
5.    Injunctive Relief. You agree that the Company would suffer irreparable harm if you were to breach, or threaten to breach, any provision of this Agreement and that the Company would,

by reason of such breach or threatened breach, be entitled to injunctive relief in a court of appropriate jurisdiction, without the need to post any bond, and you further consent and stipulate to the entry of such injunctive relief in such a court prohibiting you from breaching this Agreement. This Paragraph 5 shall not, however, diminish the right of the Company to claim and recover money damages in addition to injunctive relief.
6.    Severability. In the event that any one or more of the provisions of this Agreement shall be held to be invalid or unenforceable, the validity and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. Moreover, if any one or more of the provisions contained in this Agreement shall be held to be excessively broad as to duration, activity or subject, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent allowed by applicable law. Furthermore, a determination in any jurisdiction that this Agreement, in whole or in part, is invalid or unenforceable shall not in any way affect or impair the validity or enforceability of this Agreement in any other jurisdiction.
7.    Waiver. The failure of Delphi to enforce any terms, provisions or covenants of this Agreement shall not be construed as a waiver of the same or of the right of Delphi to enforce the same. Waiver by Delphi of any breach or default by you (or by any other employee or former employee of Delphi) of any term or provision of this Agreement (or any similar agreement between Delphi and you or any other employee or former employee of Delphi) shall not operate as a waiver of any other breach or default.
8.    Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon Delphi, any successor organization which shall succeed to Delphi by acquisition, merger, consolidation or operation of law or by acquisition of assets of Delphi and any assigns. You may not assign your obligations under this Agreement.
9.    Disclosure of Existence of Covenants. You agree that while employed by Delphi and for twenty-four (24) months thereafter, you will communicate the contents of this Agreement to any person, firm, association, partnership, corporation or other entity which you intend to be employed by, associated with or represent.
10.    Notice to Delphi of Prospective Position. You agree that you will promptly notify the Senior Vice President and General Counsel and the Senior Vice President of Human Resources of Delphi if, at any time during your employment or within twenty-four (24) months following the termination of your employment with Delphi, you accept a position to be employed by, associated with or represent any person, firm, association, partnership, corporation or other entity. You further agree that you will provide Delphi with such information as Delphi may request about your new position to allow Delphi to determine whether such position and duties would likely lead to a violation of this Agreement (except that you need not provide any information that would constitute confidential or trade secret information).
11.    No Oral Modification. This Agreement may not be changed orally, but may be changed only in a writing signed by the Employee and a duly authorized representative of Delphi.

12.    Entire Agreement. Although this Agreement sets forth the entire understanding between you and Delphi concerning its subject matter, this Agreement does not impair, diminish, restrict or waive any other restrictive covenant, nondisclosure obligation or confidentiality obligation you may have to Delphi under any other agreement, policy, plan or program of Delphi. You and Delphi represent that, in executing this Agreement, the Employee and Delphi have not relied upon any representations or statements made, other than those set forth herein, with regard to the subject matter, basis or effect of this Agreement.
13.    Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Michigan, without regard to its conflicts of law principles. The parties hereby irrevocably consent and submit to the jurisdiction of the federal and state courts located within the state of Michigan in any matter arising out of or in connection with, this Agreement.
I, Richard F. Dauch, have executed this Confidentiality and Noninterference Agreement on the respective date set forth below:

Date:	(Signature)
Richard F. Dauch
(Type/Print Name)